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                                  EXHIBIT (11)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES

                        Computation of Earnings Per Share

Amounts in millions except per share amounts

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
                                                                   Three Months Ended           Nine Months Ended
                                                                        March 31                     March 31
                                                                   2005         2004           2005           2004
                                                                 --------     ---------      ---------      ---------
BASIC NET EARNINGS PER SHARE
Net earnings                                                     $  1,720     $   1,528      $   5,760      $   5,107
Preferred dividends, net of tax benefit                                32            32             98             97
                                                                 --------     ---------      ---------      ---------
Net earnings available to common shareholders                    $  1,688     $   1,496      $   5,662      $   5,010
                                                                 ========     =========      =========      =========

Basic weighted average common shares outstanding                  2,511.0       2,578.4        2,526.9        2,587.6
                                                                 ========     =========      =========      =========

Basic net earnings per common share                              $   0.67     $    0.58      $    2.24      $    1.94
                                                                 ========     =========      =========      =========

DILUTED NET EARNINGS PER SHARE
Net earnings                                                     $  1,720     $   1,528      $   5,760      $   5,107
Deduct preferred dividend impact on funding of ESOP                     -             1              -              3
                                                                 --------     ---------      ---------      ---------
Diluted net earnings                                             $  1,720     $   1,527      $   5,760      $   5,104
                                                                 ========     =========      =========      =========

Basic weighted average common shares outstanding                  2,511.0       2,578.4        2,526.9        2,587.6
Add potential effect of:
   Conversion of preferred shares                                   157.7         163.1          158.9          164.9
   Exercise of stock options and other Unvested Equity awards        50.0          48.6           52.8           43.7
                                                                 --------     ---------      ---------      ---------

Diluted weighted average common shares outstanding                2,718.7       2,790.1        2,738.6        2,796.2
                                                                 ========     =========      =========      =========

Diluted net earnings per common share                            $   0.63     $    0.55      $    2.10      $    1.83
                                                                 ========     =========      =========      =========
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